Exhibit (n)(2)
Consent of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders
PennantPark Investment Corporation and subsidiaries
We consent to the use of our reports dated November 17, 2010 with respect to the consolidated financial statements and the effectiveness of internal controls over financial reporting for the PennantPark Investment Corporation and subsidiaries included herein and to the references to our firm under the headings “Selected Financial Data”, “Senior Securities”, and “Independent Registered Public Accounting Firm” in the Registration Statement on Form N-2.
/s/KPMG LLP
New York, New York
August 22, 2011